Exhibit 99.1

Pinnacle Systems, Inc.

Corporate Office
280 N. Bernardo Avenue
Mountain View, CA 94043
Tel: 650-526-1600
Fax: 650-526-1601
www.pinnaclesys.com

Media Contact	Investor Contact
Paulien Ruijssenaars	Brooke Deterline
(650) 237-1648	(650) 930-3113
paulien@pinnaclesys.com	bdeterline@pinnaclesys.com
Investor Relations: ir@pinnaclesys.com

PINNACLE SYSTEMS AND GLOBAL TELEVISION NETWORK MUTUALLY

TERMINATE AGREEMENT FOR DIGITAL NEWS DEPLOYMENT

MOUNTAIN VIEW, Calif. and TORONTO, Canada, August 25, 2004 - Pinnacle Systems, Inc. (NASDAQ: PCLE), a Mountain View, CA corporation, and Global Television Network (GTN) of Canada have mutually agreed to terminate the contract under which GTN agreed to purchase two Pinnacle Vortex news systems for its stations in Toronto and Vancouver. After the initial approximately $3 million (U.S.) order was placed, it became apparent that Pinnacle’s standard Vortex product offering in North America was no longer aligned with GTN’s particular workflow requirements. Both parties agreed to minimize the impact to GTN’s desired operational workflow and therefore amicably agreed to terminate the original agreement.

Global Television Network continues to be a strong supporter of Pinnacle Systems, as Global Television enjoys the benefits of both Pinnacle’s live-to-air graphics systems, as well as Pinnacle’s MediaStream line of mission-critical video servers. Patti Hart, Chairman and CEO of Pinnacle Systems stated, “We consider ourselves fortunate to be able to work closely with Global Television Network, and although this particular project did not deliver the ultimate results, we look forward to continuing our long and rewarding relationship with Global Television.”

Pinnacle Systems had not recognized any revenue from this contract. The Company is in the process of evaluating the impact of any adjustment of the inventory associated with this arrangement, which is currently valued at approximately $1.5 million.

Pinnacle Systems continues to sell, install, and support new standard Vortex digital news systems to a customer base whose workflow requirements are closely aligned with Pinnacle’s standard product offering and regional engineering and integration services.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

###

All trademarks are the property of their respective owners, copyright 2004, Pinnacle Systems.